Exhibit 3.3

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
TENBY PHARMA INC.

     Pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”), Tenby Pharma Inc., (the “Corporation”) hereby submits this Certificate of Amendment for the purpose of amending the Certificate of Incorporation of the Corporation. The Corporation, organized and existing under and by virtue of the DGCL does hereby certify as follows:
     FIRST: The name of the corporation is Tenby Pharma Inc.
     SECOND: The Certificate of Incorporation of the Corporation is hereby amended as follows:
     A. To change the name of the Corporation by deleting the current Article I and substituting the following therefor, to wit:
     “1. The name of this corporation (hereinafter called the “Corporation”) is SIRION HOLDINGS, INC.”;
     and,
     B. To add a new Article 10, which shall read as follows, to wit:
     “Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on the Corporation.”

     THIRD: That the amendment to the Certificate of Incorporation, as hereinabove stated and certified hereby, was duly adopted by the Board of Directors of the Corporation pursuant to the provisions of Section 242 of the DGCL, by unanimous approval, and proposed to the shareholders of the Corporation for approval.
     FOURTH: That thereafter, the amendment to the Certificate of Incorporation, as hereinabove stated and certified hereby, was duly adopted by the shareholders of the Corporation holding at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon, pursuant to the provisions of Section 242 of the DGCL.
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     IN WITNESS WHEREOF, I have hereunto set my hand unto this Certificate of Amendment of Certificate of Incorporation as of this 13th day of November, 2006.

TENBY PHARMA INC.

By:	/s/ Barry Butler

Name: Barry Butler
Title: Chief Executive Officer